Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2022, SoundHound AI, Inc. (“we,” “our,” “us” or the “Company”) had the following two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) our Class A common stock, par value $0.0001 per share (“Class A common stock”), and (ii) our redeemable warrants, with each whole warrant entitling the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below (the “listed warrants”).

General

Our authorized capital stock consists of 500,000,000 shares, par value $0.0001 per share, consisting of: (i) 499,000,000 shares of common stock, of which, 455,000,000 shares are designated as Class A common stock and 44,000,000 shares are designated as Class B common stock; and (ii) 1,000,000 shares of preferred stock, all of which are designated as Series A Preferred Stock. Our authorized but unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded in the future.

The following description summarizes the material terms of our Class A common stock and listed warrants and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, our Second Amended & Restated Certificate of Incorporation (“Amended Charter”), our Amended and Restated Bylaws and the warrant agreement for our listed warrants, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Report”) of which this Exhibit 4.5 is a part.

Defined terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Report.

Class A Common Stock

Our Amended Charter provides for two classes of common stock, our Class A common stock and our Class B common stock. The Amended Charter provides that, subject to the rights of any holders of any series of preferred stock, each holder of Class A common stock shall have the right to one (1) vote per share of Class A common stock held of record by such holder as of the applicable record date on all matters submitted to a vote at any meeting of stockholders and each holder of Class B common stock shall have the right to ten votes per share of Class B common stock held of record by such holder as of the applicable record date on all matters properly submitted to stockholders entitled to vote thereon. The Amended Charter provides for mandatory or optional conversion of the Class B common stock into shares of Class A common stock upon the occurrence of circumstances described in the Amended Charter; however, our Class A common stock does not have conversion rights. The holders of outstanding shares of Class A common stock and Class B common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as our board of directors from time to time may determine. Upon liquidation, dissolution or winding up of our Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of our Class A common stock and Class B common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. The rights, preferences and privileges of holders of Class A common stock and Class B common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Listed Warrants

Each whole listed warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below. However, no listed warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of Class A common stock issuable upon exercise of the listed warrants and a current prospectus relating to such shares of Class A common stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the listed warrants is not effective within 90 days following the consummation of our Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise the listed warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their listed warrants on a cashless basis. In such event, each holder would pay the exercise price by surrendering the listed warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the listed warrants, multiplied by the difference between the exercise price of the listed warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A common stock for the five trading days ending on the trading day prior to the date of exercise. The listed warrants will expire on April 26, 2027, or earlier upon redemption or liquidation.

We may call the listed warrants for redemption, in whole and not in part, at a price of $0.01 per listed warrant, (i) at any time after the listed warrants become exercisable, (ii) upon not less than 30 days’ prior written notice of redemption to each warrantholder, (iii) if, and only if, the reported last sale price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the listed warrants become exercisable and ending on the third business day prior to the notice of redemption to warrantholders; and (iv) if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such listed warrants. The right to exercise will be forfeited unless the listed warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a listed warrant will have no further rights except to receive the redemption price for such holder’s listed warrant upon surrender of such listed warrant.

If we call the listed warrants for redemption as described above, our management will have the option to require all holders that wish to exercise listed warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the listed warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the listed warrants, multiplied by the difference between the exercise price of the listed warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Class A common stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of listed warrants.

The listed warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the listed warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding listed warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Class A common stock issuable on exercise of the listed warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation.

The listed warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of listed warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Class A common stock and any voting rights until they exercise their listed warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the listed warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Holders of listed warrant may elect to be subject to a restriction on the exercise of their listed warrants such that an electing warrant holder would not be able to exercise their listed warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A common stock outstanding.

No fractional shares will be issued upon exercise of the listed warrants. If, upon exercise of the listed warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

Subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.